Exhibit 99(a)

FOR RELEASE: 8:30 EST, Feb. 23, 2005	CONTACT: Karen L. Healy
248.813.2529

DELPHI’S BATTENBERG TO RETIRE THIS YEAR

Founding Chairman to leave after 44-year career with GM and Delphi;

Board announces outside search for successor

               TROY, Mich. — Delphi Corporation (NYSE: DPH) Chairman and CEO J. T. Battenberg III today announced his intention to retire later this year. Battenberg, 61, will complete a career that spans 44 years and 14 assignments at General Motors and Delphi. He was Delphi’s founding chairman, CEO and president, until earlier this year, when Rodney O’Neal was named president and chief operating officer. Delphi’s Board has given its consent to Battenberg’s decision, and also announced today that it will begin a search for a replacement immediately.

               “The past four decades have been an incredible journey,” Battenberg said. “It’s a difficult decision to leave a company and an industry that I have come to love, and a team of which I’m extremely proud. But this timing is in line with what my career plans have been for some time, and I know I’ll be leaving the company in the hands of the most capable leadership team with which I’ve ever worked.”

               Delphi’s Board of Directors has appointed a search committee and engaged the firm of Egon Zehnder International to conduct a search for a successor. The search will include internal candidates as well as candidates from automotive and other industries.

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               The Board has asked Battenberg to remain in his current position until the successor is in place.

               “My timetable is somewhat flexible,” Battenberg said. “The Board and I want to assure a smooth transition, and I will remain fully engaged with the management team until my successor is on board and up-to-speed. Delphi remains a company in transformation, and we are addressing our challenges urgently... that will not change.”

               Battenberg’s automotive career began as a GMI (now Kettering University) engineering student in 1961, sponsored by the former GM plant in Kansas City, MO. He has held a wide-range of assignments covering nearly every aspect of automotive design, engineering, manufacturing, finance, and sales, and has worked in both the United States and Europe.

               He was named to lead the initial public offering and eventual spin-off of Delphi in 1999, and was named its chairman, CEO and president at that time.

               For a complete biography and career highlights of Battenberg and more information about Delphi, visit Delphi’s Media Room at www.delphi.com/media.

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